UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2014 (February 28, 2014)

DOVER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4018	53-0257888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3005 Highland Parkway

Downers Grove, Illinois 60515

(Address of principal executive offices, including zip code)

(630) 541-1540

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Agreements with Knowles Corporation

On February 28, 2014, Dover Corporation (“Dover”) entered into definitive agreements with Knowles Corporation, a wholly owned subsidiary of Dover at that time (“Knowles”), that, among other things, set forth the terms and conditions of the separation of Knowles from Dover (the “Separation”) and provide a framework for Dover’s relationship with Knowles after the Separation, including the allocation between Dover and Knowles of Dover’s and Knowles’ assets, employees, liabilities and obligations attributable to periods prior to, at and after the Separation. In addition to the Separation and Distribution Agreement, which contains many of the key provisions related to the spin-off of Knowles and the distribution of 100% of Knowles’ outstanding common stock, par value $0.01 per share, to Dover’s shareholders (the “Distribution”), the parties also entered into, on February 28, 2014, an Employee Matters Agreement and a Tax Matters Agreement. A summary of certain important features of the material agreements, which are referenced below, can be found in the section entitled “Certain Relationships and Related Person Transactions—Agreements with Dover” in Knowles’ Information Statement, which is included as Exhibit 99.1 to Amendment No. 5 to Knowles’ Registration Statement on Form 10 filed with the Securities and Exchange Commission on February 6, 2014. These summaries are incorporated by reference into this Item 1.01 as if restated in full.

Separation and Distribution Agreement

On February 28, 2014, Dover entered into a Separation and Distribution Agreement with Knowles that sets forth, among other things, the agreements between Dover and Knowles regarding the principal transactions necessary to effect the Separation and the Distribution. It also sets forth other agreements that govern certain aspects of Dover’s ongoing relationship with Knowles after the completion of the Separation and Distribution. The description of the Separation and Distribution Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Separation and Distribution Agreement attached hereto as Exhibit 2.1.

Employee Matters Agreement

On February 28, 2014, Dover and Knowles entered into an Employee Matters Agreement which sets forth, among other things, the allocation of assets, liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the Separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside the United States. The description of the Employee Matters Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Employee Matters Agreement attached hereto as Exhibit 10.1.

Tax Matters Agreement

On February 28, 2014, Dover and Knowles entered into a Tax Matters Agreement which governs Dover’s and Knowles’ respective rights, responsibilities and obligations after the Distribution with respect to tax liabilities (including taxes, if any, incurred as a result of any failure of the Distribution or certain related transactions to qualify for tax-free treatment for U.S. federal income tax purposes) and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. The description of the Tax Matters Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Tax Matters Agreement attached hereto as Exhibit 10.2.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 28, 2014, Dover effected the Distribution and completed the separation of Knowles from Dover. Knowles is now an independent public company and will commence trading “regular way” under the symbol “KN” on the New York Stock Exchange on March 3, 2014. On February 28, 2014, the shareholders of record as of the close of business on February 19, 2014 (the “Record Date”) received one share of Knowles common stock for every two shares of Dover common stock held as of the Record Date. Dover did not issue fractional shares of Knowles’ common stock in the Distribution. Fractional shares that Dover shareholders would otherwise have been entitled to receive were aggregated and are for sale in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares.

On February 28, 2014, Dover issued a press release announcing the completion of the Distribution. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Distribution, Mr. Jeffrey S. Niew resigned from his position as an executive officer of Dover, effective as of the close of trading on the New York Stock Exchange on February 28, 2014. Mr. Niew is the President & Chief Executive Officer and a director of Knowles.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Separation and Distribution Agreement, dated February 28, 2014, by and between Dover Corporation and Knowles Corporation.

10.1	Employee Matters Agreement, dated February 28, 2014, by and between Dover Corporation and Knowles Corporation.

10.2	Tax Matters Agreement, dated February 28, 2014, by and between Dover Corporation and Knowles Corporation.

99.1	Dover Corporation Press Release, dated February 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOVER CORPORATION

Date: March 3, 2014	By:	/s/ Ivonne M. Cabrera
Ivonne M. Cabrera
Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit Number	Description

2.1	Separation and Distribution Agreement, dated February 28, 2014, by and between Dover Corporation and Knowles Corporation.

10.1	Employee Matters Agreement, dated February 28, 2014, by and between Dover Corporation and Knowles Corporation.

10.2	Tax Matters Agreement, dated February 28, 2014, by and between Dover Corporation and Knowles Corporation.

99.1	Dover Corporation Press Release, dated February 28, 2014.